 Exhibit 10.1

Golden Ocean Group Limited	DNB Markets
Application Agreement	Arctic Securities
(Offering October 2017)	Seaport Global Securities
General Information: Golden Ocean Group Limited (the "Company"), an exempted company incorporated under the laws of Bermuda with registration number EC22353, intends to conduct an offering of new common shares of the Company, each with a par value of USD 0.05 (the "Offer Shares") raising gross proceeds of up to approximately USD 66 million (the "Offering"). In addition to the Offering, the Company expects to issue additional common shares (the "Placement") with an aggregate value of USD 34 million, at the same price as the public offering price in the Offering, to Hemen Holding Ltd. ("Hemen") as partial consideration for two modern Capesize vessels to be acquired from affiliated companies of Hemen. The Offering is directed towards institutional investors subject to applicable exemptions from European prospectus requirements. The subscription price per Offer Share (the "Subscription Price") will be set through a book-building process. The Company has appointed DNB Markets, Inc. and Arctic Securities LLC as placement agents (the "Managers") in the Offering. The minimum subscription and allocation amount in the Offering will be USD equivalent of EUR 100,000, provided that the Company may, at its sole discretion, allocate an amount below EUR 100,000 to the extent applicable exemptions from the prospectus requirement pursuant to applicable regulations, including the Norwegian Securities Trading Act and ancillary regulations, are available. The principal terms and conditions of the Offering are set out in the term sheet dated 16 October 2017 (the "Term Sheet"). This application agreement (including its Exhibit) (the "Application Agreement"), the Term Sheet and a prospectus and related prospectus supplement which form a part of the Company's effective Registration Statement on Form F-3 (Registration No. 333- 211365) that has previously been filed with the United States Securities and Exchange Commission, including the documents incorporated by reference therein and any free writing prospectus (jointly the "US Prospectus") shall constitute the "Investor Documentation". Copies of the US Prospectus may be obtained by contacting DNB Markets, Inc. at 200 Park Ave, Floor 31, New York, NY 10166, telephone: +1 212 681 3800, Arctic Securities LLC at 1 Rockefeller Plaza, Suite 1706, New York NY 10022, telephone +1 (212) 597 5555 or Seaport Global Securities LLC at 360 Madison Ave, 21st floor, NY, NY 10017. The applicant (the "Applicant") hereby acknowledges that the application and subscription is subject to the terms set out therein.
Application procedure: Applications will take place from and including 16 October 2017 at 22:00 hours CET to and including 17 October at 08:00 hours CET (the "Application Period"). The Company, in consultation with the Managers, reserves the right, at its own discretion, to close or extend the Application Period at any time on short notice. If the Application Period is shortened or extended, the other dates referred to herein may be amended accordingly. By executing this Application Agreement, or by placing an application by taped phone as further described below, the Applicant irrevocably confirms the Applicant's request to subscribe for the number of Offer Shares at the amount(s) specified by such Applicant on the terms included in the Investor Documentation, and authorizes and instructs the Managers or their appointed representative, each acting alone, to subscribe for the number of Offer Shares allocated to the Applicant in the Offering (the "Allocated Shares") on behalf of the Applicant. If no price limit is stated no price limit will apply and the Application will be considered as an Application for the stated number of shares or the stated amount at any final Subscription Price. This Application Agreement, duly signed, valid and binding on the part of the Applicant, must be in the possession of the Managers by the end of the Application Period. The Applicant bears the risk of any postal delays, unavailable internet lines or servers, unavailable fax lines and any other logistical or technical problems that may result in applications not being received in time or at all. The Applicant is further responsible for the correctness of the information inserted on the Application Agreement. In addition, the Managers may, in their sole discretion, accept applications placed by taped phone, e-mail or Bloomberg within the Application Period provided that the Applicant confirms that the Applicant accepts the terms of this Application Agreement. Any application made by taped phone, e-mail or Bloomberg will be binding for the Applicant in the same manner as an application made in writing. Without limiting the binding nature of applications made by taped phone, e-mail or Bloomberg, the Managers may require that an application is subsequently confirmed by the execution of this Application Agreement in writing, and may, if the Applicant fails to satisfy such requirement, in its sole discretion, disregard the application, without any liability towards the Applicant. Any application placed by taped phone, e-mail or Bloomberg shall be deemed made on the terms and subject to the conditions set out in this Application Agreement. Any application received by the Managers (whether in writing or by taped phone, e-mail or Bloomberg) becomes binding at the end of the Application Period and may not be withdrawn or amended after such time.
Allocation of Offer Shares: Notification of allotment and payment instruction (the "Notification") will be sent to the Applicant by the Managers on or about 17 October 2017, subject to any shortening or extensions of the Application Period. The Company, in consultation with the Managers will in its sole discretion allocate the Offer Shares to the Applicants and may take into account such allocation principles as set out in the Term Sheet. The Company and the Managers may, at their sole discretion, set a maximum allocation to any Applicant as well as reject or reduce any application in whole or in part. Allotment of Offer Shares totaling a lower amount than applied for does not affect the Applicant's obligation to acquire and pay for the Offer Shares allotted.
Settlement and delivery of Allocated Shares: The date for settlement of the Offering is expected to be on or about 19 October 2017 (the "Settlement Date"). The Applicant shall pay the subscription amount (being the number of Allocated Shares multiplied with the Subscription Price) in accordance with the procedures set out herein and in the Notification. The Managers assume no responsibility for the delivery and payment obligations of the Company and Applicant respectively. The transaction will be settled through the delivery versus payment (DVP) method of the Depository Trust Company ("DTC"). The Applicant must provide its DTC settlement details as outlined in the section "information on the applicant" below. The Applicant will need to notify their DTC settlement account/custodian/primebroker about DNB Markets, Arctic Securities and Seaport Global Securities (the placement agents) DTC settlement details:
Depository Trust Company (DTC) details	Participant name	Participant number	Account number with DTC participant
DNB Markets, Inc.	Citibank	0908	208132
Arctic Securities LLC	Citibank	0908	208131
Seaport Global Securities LLC	Merrill Lynch	161	3J3-00830

Confidentiality: The offer to apply for and subscribe for Offer Shares in the Offering is personal and cannot be forwarded or made known to any third party. The Applicant hereby undertakes to keep the contents of this Application Agreement and any information made available pursuant to it confidential, including but not limited to the fact that any agreement has been entered into, until the Offering has been publicly announced by the Company, with the exemption for disclosure to applicable authorities as required by law. The Applicant acknowledges that knowledge of the planned Offering may constitute inside information and agrees to adhere to the restrictions set out in chapter 3 of the Norwegian Securities Trading Act relating to inside information.

SPECIFICATION OF APPLICATION
Please specify the number of or USD amount of Offer Shares applied for, subject to the price limitations set forth below. If no specification is given below, the "no price limit" option will apply:
Offer price per share:	Number of shares or USD amount applied for at the stated price limitations(1):	For the use of the Managers
From USD ___ up to and including USD ___
From USD ___ up to and including USD ___
From USD ___ up to and including USD ___
No price limit
(1)          Please state clearly whether the order is in number of shares or amount.
On the terms and conditions set forth in this Application Agreement (including its Exhibit), the undersigned Applicant hereby confirms the Applicant's request to subscribe for Offer Shares as stated above if issued by the Company on the terms set out in the Investor Documentation. The Applicant further confirms that (i) the Applicant has received and read the Investor Documentation, (ii) the investment in the Offer Shares is made solely at the Applicant's own risk, (iii) the Applicant is not subscribing for or purchasing Offer Shares, either on the Applicant's own account or for the account of others, in contradiction to the selling and transfer restrictions included in Exhibit I, (iv) the Applicant has read and understood, and accepts to be bound by, the entire Application Agreement (including the Exhibit), and (v) the Applicant irrevocably authorizes the Managers (or someone appointed by it), each acting alone, to subscribe for any Offer Shares allocated to the undersigned Applicant.

Application date and place	Binding signature
Must be dated in the Application Period	The Applicant must have legal capacity. When signing by authorisation, documentation in form of company certificate or power of attorney must be enclosed
INFORMATION ON THE APPLICANT – ALL FIELDS MUST BE COMPLETED
First name
Surname/company
DTC participant name
DTC participant number
Account number with DTC participant
Street address
Post code/district/ country
Personal ID number/ organization number
Nationality
E-mail address
Daytime telephone number

EXHIBIT I
Terms and Conditions of Application
Information/ risks/ representations and warranties: The Applicant confirms that it has sufficient knowledge, sophistication and experience in financial and business matters to be capable of evaluating the merits and risks of an investment decision in the Company by applying for and purchasing Offer Shares, and the Applicant is able to bear the economic risk, and to withstand a complete loss of an investment in the Offer Shares. The Applicant confirms that in connection with its application for and acquisition of Offer Shares, it has received and is relying solely upon investor Documentation. The Applicant has made its own assessment of the Company, the Offer Shares and the terms of the Offering based only on the Investor Documentation and, to the extent deemed necessary by the Applicant having consulted with its own independent advisors, the Applicant has satisfied itself concerning the relevant tax, legal, currency and other economic considerations relating to its investment in the Offer Shares. The Applicant confirms that other than as set out in the Investor Documentation, it has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any representative of the Company or the Managers or any of their respective affiliates. Other than the US Prospectus, the Applicant is aware and accepts that no prospectus, offering memorandum or similar disclosure document will be prepared in connection with the Offering. The Applicant further confirms and accepts that all commitments, acceptances, confirmations, representations, warranties and undertakings given by the Applicant pursuant to this Application Agreement are given for the benefit of the Company and the Managers and may be enforced against the Applicant by each of the Company and the Managers.
Organization; Authority: The Applicant has the power and authority to enter into and to consummate the transactions contemplated by this Application Agreement and otherwise to carry out its obligations under this Application Agreement. The execution and delivery of the Application Agreement and performance by the Applicant of the transactions contemplated hereby have been duly authorized and executed by the Applicant and constitute the valid and legally binding obligation of the Applicant, enforceable against it in accordance with its terms.
Certain Transactions and Confidentiality: Other than consummating the transactions contemplated hereunder, the Applicant has not, nor has any person acting on behalf of or pursuant to any understanding with the Applicant, directly or indirectly executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that the Applicant first received information concerning the Offering and ending immediately prior to the execution hereof. Other than to the Applicant's representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and affiliates, the Applicant has maintained the confidentiality of all disclosures made to it in connection with this Offering (including the existence and terms of the Offering) prior to the public announcement of the Offering.
Selling and transfer restrictions:
General: This Application Agreement does not constitute an offer to sell or a solicitation of an offer to buy Offer Shares in any jurisdiction in which such offer or solicitation is unlawful.
United States: This offering will be made only by means of an application agreement, a term sheet and a prospectus supplement and accompanying base prospectus. A prospectus supplement related to the offering has been filed with the U.S. Securities and Exchange Commission (the "SEC") and is available on the SEC's website located at www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from contacting DNB Markets Inc. at 200 Park Ave, Floor 31, New York, NY 10166, telephone: +1 212 681 3800, Arctic Securities LLC at 1 Rockefeller Plaza, Suite 1706, New York NY 10022, telephone +1 (212) 597 5555 or Seaport Global Securities LLC at 360 Madison Ave, 21st floor, NY, NY 10017.This offering will be made pursuant to the Company's existing shelf registration statement on Form F-3 (Registration No. 333-211365) previously filed with the SEC and declared effective. This term sheet shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Canada: The distribution of the Offer Shares in Canada is being made only on a private-placement basis, thus exempting it from the requirement that the Company prepare and file a prospectus with the applicable securities regulatory authorities. The Offer Shares are being offered in those jurisdictions and to those persons where and to whom they may lawfully be offered for sale, and therein only by persons permitted to sell such securities. Each Canadian purchaser who purchases Offer Shares must be entitled under applicable securities laws to purchase such securities without the benefit of a prospectus qualified under such securities laws; must be an "accredited investor" within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions and purchasing the Offer Shares as principal or deemed principal for its own account; and must be a "permitted client" within the meaning of National Instrument 31-103 – Registration Requirements and Exemptions. There is currently no public market for the Offer Shares in Canada and any resale of the Offer Shares in Canada must be made in accordance with applicable securities laws.
United Kingdom: Each UK Applicant confirms that it understands that the Offering has only been communicated (a) to persons who have professional experience, knowledge and expertise in matters relating to investments and are "investment professionals" for the purposes of article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons being referred to as "relevant persons") and (b) only in circumstances where, in accordance with section 86(1)(c) and (d) of the Financial and Services Markets Act 2000 ("FSMA"), the requirement to provide an approved prospectus in accordance with the requirement under section 85 FSMA does not apply as the minimum denomination of and subscription for the Offer Shares exceeds EUR 100,000 or an equivalent amount. Any application or subscription for the Offer Shares is available only to relevant persons and will be engaged in only with relevant persons and each UK Applicant warrants that it is a relevant person.
Australia and Japan: The Offer Shares will not be registered under the applicable securities laws of Australia or Japan and may not be offered, sold, resold or delivered, directly or indirectly, in or into Australia or Japan except pursuant to an applicable exemption from applicable securities laws.
Regulatory issues: In accordance with the Norwegian Securities Trading Act, Managers must categorize all new customers in one of three customer categories. All investors that are applying for Offer Shares in the Offering and which are not existing clients of the Managers will be categorized as Non-professional clients unless otherwise is communicated in writing by the Managers. For further information about the categorization the Applicant may contact the Managers. The Managers will treat the Application as an execution only instruction from the Applicant to apply for Offer Shares under the offer and hence the Managers will not determine whether the Application for Offer Shares is suitable or not for the Applicant as otherwise provided for in the Norwegian Securities Trading Act.
Information exchange and barriers: The Applicant acknowledges that, under the Norwegian Securities Trading Act there is a duty of secrecy between the different units of the Managers as well as between the Managers and the other entities in the Managers' group. This may entail that other employees of the Managers or the Managers' group may have information that may be relevant to the Applicant, but which the Managers will not have access to in its capacity as Managers for the Offering. The Managers are further part of a securities firm that offers a broad range of investment services. In order to ensure that assignments undertaken in certain departments are kept confidential, the other activities, including analysis and stock broking, are separated from the respective departments by information walls. The Applicant acknowledges that the analysis and stock broking activity within the securities firm may conflict with the Applicant's interests with regard to transactions in the Offer Shares as a consequence of such information walls.

Mandatory anti-money laundering procedures: The Offering is subject to the Norwegian Money Laundering Act No. 11 of 6 March 2009 and the Norwegian Money Laundering Regulations No. 302 of 13 March 2009 (collectively the "Anti-Money Laundering Legislation"). Applicants who are not registered as existing customers of the Managers must verify their identity to the Managers in accordance with requirements of the Anti-Money Laundering Legislation, unless an exemption is available. Applicants who have designated an existing Norwegian bank account and an existing VPS account on the Application Agreement are exempted, unless verification of identity is requested by the Managers. Applicants who have not completed the required verification of identity prior to the expiry of the Application Period will not be allocated Offer Shares.
Commission: It is not allowed to apply or subscribe for Offer Shares by commission or similar arrangements.
Conditionality of the Offering: The issue of Offer Shares is subject to the corporate resolutions of the Company required to implement the issue of the Offer Shares, including approval by the board of directors of the Company (the "Conditions").
Cancellation: The Applicant acknowledges that the Offering will be cancelled if the Conditions are not fulfilled, and may be cancelled by the Company in its sole discretion for any other reason. Neither the Managers nor the Company will be liable for any losses if the Offering is cancelled, irrespective of the reason for such cancellation.
Relation to law, regulations and by-laws: The Applicant has full power and authority to execute and deliver the Application Agreement and to approve these terms and conditions and to apply and subscribe for the Offer Shares and is authorized to pay all amounts it has committed to pay subject to the satisfaction of the terms stated herein for completion of the Offering. The execution and delivery of the Application Agreement has been authorized by all necessary action by Applicant or on Applicant's behalf, and the Application Agreement represents valid and binding obligations, enforceable against the Applicant in accordance with its terms. The Applicant bears the full risk for its legal ability to apply for, subscribe, purchase and own Offer Shares in the Company, and its monetary liability under this undertaking will not cease to be effective in the event that subscription and ownership of the Offer Shares would be illegal due to applicable statutory law and regulations. In such event, the Applicant shall fulfil the payment obligations that have been effected and will designate a third party to whom the Offer Shares are to be issued.
Limitation of liability: The Managers hereby expressly disclaim any liability whatsoever towards the Applicant in connection with the Offering and the Applicant understands and expressly agrees that it is applying for and subscribing Offer Shares on this basis. The Managers make no undertaking, representation or warranty, express or implied, to the Applicant regarding the accuracy or completeness of the Investor Documentation and any other information (whether written or oral), concerning the Company, the Offer Shares or the Offering received by the Applicant whether such information was received through the Managers or otherwise, and the Applicant acknowledges by the Applicant's application that the Applicant has not been induced to enter into this Application Agreement by any representation, warranty or undertaking by any of the aforementioned.
Overdue and missing payments: If the Applicant fails to comply with the terms of payment or should payments not be made when due, the Applicant will remain liable for payment of the Offer Shares allocated to it and the Offer Shares allocated to such Applicant will not be delivered to the Applicant. In such case the Company and the Managers reserve the right to, at any time and at the risk and cost of the Applicant, re-allot, cancel or reduce the application and the allocation of the allocated Offer Shares, or, without further notice sell, assume ownership to or otherwise dispose of the allocated Offer Shares in accordance with applicable law. If Offer Shares are sold on behalf of the Applicant, such sale will be for the Applicant's account and risk and the Applicant will be liable for any loss, costs, charges and expenses suffered or incurred by the Company and/or the Managers as a result of, or in connection with, such sales. The Company and/or the Managers may enforce payment for any amounts outstanding in accordance with applicable law.
Governing law: This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.